U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
January 6, 2010

KLEVER MARKETING, INC.
(Name of small business issuer as specified in its charter)

Delaware	000-18730	36-3688583
(State of other jursidiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2469 E. Ft. Union Blvd., Suite 214, Salt Lake City, Utah 84121
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (801) 847-6444

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Merger Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Merger Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Merger Act (17 CFR 240.13e-4(c))

Items 5.01                            Change in Control of Registrant.

The company has two essential classes of issued and outstanding shares.  The first being common stock and the other issued stock being a convertible preferred which converts to common stock at the election of the holder at an approximate ratio of 58.2 common shares for each convertible preferred share held.  As a result, the company deems that majority control of Klever should be indicated whenever common and convertible preferred are aggregated and assuming exercise of the convertible preferred.

Using the foregoing formulation, Klever has recently determined that a privately held Utah corporation known as Pets Smellfree d/b/a PSF, Inc. (“PSF”) has acquired a near majority share position in the company.  PSF has acquired, over time, approximately 10,632,089 common shares directly and then, more recently, acquired, 287,595 convertible preferred shares which constitute, as may be exercised, the acquisition of approximately 16,739,800 additional common shares.  Klever is not aware of the source of funding used by PSF to acquire the shares, but believes such shares were acquired from Olson Holdings, Seabury Group & Tree of Stars, Inc., all of which are not affiliated with Klever Marketing, Inc., other than being a prior shareholder.  PSF did not directly acquire any shares from Klever.

On an as converted basis, PSF would now hold approximately 27,371,889 common shares out of a total of approximately 60 million issued and outstanding shares, or 46%.  PSF has not been able to determine at this point the date of these acquisitions engaged in by PSF, except that the shares were acquired over a period extending from approximately 1999 through the end of 2009 from prior shareholders of Klever.  Mr. Paul G. Begum who is the president and a director of Klever is also the principal owner and a principal officer and director of PSF.

Item 5.02                            Departure of Director.

The company announced today the resignation of Mr. Raymond Norris who has served the company since 2008 as an outside director.  The remaining two members of the board of directors then appointed Mr. Jerry Wright as an interim director to fill the position effective as of January 4th, 2010.  The resignation date for Mr. Raymond Norris was December 31st, 2009.  The new director will be deemed to be appointed on an interim basis pending further election of directors by the shareholders.  There is no existing arrangements between the new director and the company or any other members of the board of directors.  Assignment of the new director to any committee of registrant has not yet been decided.  A more detailed description of the director and his duties will be included as part of the next 10-K filing by the company.

Klever Marketing, Inc.

Date: January 6, 2010	By:	/s/ Paul G. Begum
Paul G. Begum
Acting Chair of the Board And President